EXHIBIT 10.13
VCA ANTECH INC.
SUMMARY OF BOARD OF DIRECTORS COMPENSATION
          The following table sets forth the Company’s current compensation arrangements with its non-employee directors.

Annual Retainer:	$10,000 per annum (payable in 4 equal quarterly installments)

In Person Board or Committee Meeting:	$2,000 per meeting

Telephonic Board or Committee Meeting:	$1,000

Audit Committee Chair Fee:	$10,000 per annum (payable in 4 equal quarterly installments)

Equity Compensation:	Upon appointment to the Board of Directors, each non-employee director will receive a grant, under our 2006 Equity Incentive Plan, of 2,000 restricted shares of stock.

These restricted shares will vest in three equal annual installments, in each of the three 12-month periods (each an “annual period”) following the date of grant on that day during such annual period which is the earlier to occur of (a) the day immediately preceding the date of an annual meeting of the Company’s stockholders occurring during such annual period and (b) on the anniversary of the date of grant.

In the event that the date of grant is fewer than 12 months prior to the date of the next annual meeting, the number of shares granted will be reduced on a pro-rata basis, based upon the number of months until the next annual meeting (e.g., if a non-employee director is appointed January 1 and the next annual meeting is April 1, such non-employee director will receive 500 restricted shares).

Each non-employee director will annually receive a grant of 2,000 restricted shares on the date of the annual meeting.

These restricted shares will vest in three equal annual installments, in each of the three annual periods following the date of grant on that day during such annual period which is the earlier to occur of (a) the day immediately preceding the date of an annual meeting of the Company’s stockholders occurring during such annual period and (b) on the anniversary of the date of grant.